UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2025

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Regency Forest Drive, Suite 300, Cary, NC	27518
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 251-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HRTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2025, Heron Therapeutics, Inc. (the “Company”) announced that it appointed Mark Hensley as Chief Operating Officer, effective April 28, 2025 (the “Effective Date”).

Mr. Hensley, 42, joins the Company as Chief Operating Officer. Mr. Hensley brings extensive leadership and operational experience to Heron. Prior to joining Heron, Mr. Hensley held several senior leadership roles at Veloxis Pharmaceuticals, Inc. (“Veloxis”), a fully integrated specialty pharmaceutical company, including serving as Chief Executive Officer from 2021 to 2024, and Chief Operating Officer and Chief Commercial Officer from 2018 to 2021. Earlier in his career, Mr. Hensley held positions of increasing responsibility at Cornerstone Therapeutics and Chiesi USA. Mr. Hensley holds a Bachelor of Science in Biology and a Minor in Chemistry from the University of North Texas.

In connection with Mr. Hensley’s appointment, the Compensation Committee of the Board of Directors approved the following compensation arrangements for Mr. Hensley as of the Effective Date: (1) an annual base salary of $553,000; and (2) an annual target cash bonus of $276,500, which represents 50% of his annual base salary, although for 2025 the amount will be pro-rated for the portion of the year worked. Additionally, in connection with the commencement of Mr. Hensley’s employment, Mr. Hensley will receive inducement awards consisting of (i) a non-statutory stock option to purchase 500,000 shares of the Company’s common stock (the “Inducement Option”), (ii) 500,000 restricted stock units (the “Inducement RSUs”), and (iii) a non-statutory stock option to purchase up to 900,000 shares of the Company’s common stock based upon the achievement of certain common stock price goals (the “Inducement PSO”). The Inducement Option and Inducement PSO each have an exercise price based on the closing price per share as reported on the Nasdaq Capital Market as of the grant date, which is the Effective Date. The Inducement Option has a 10-year term with a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years, subject to Mr. Hensley’s continuous service through each vesting date. The Inducement RSUs vest as to 25% of the shares subject to the Inducement RSUs on each of the first four anniversaries of the grant date, subject to Mr. Hensley’s continuous service through each such vesting date. The Inducement PSO has a 10-year term and vests as to a certain number of shares of the Company’s common stock upon achievement of certain stock price goals during Mr. Hensley’s employment with the Company and during the term of the Inducement PSO, subject to Mr. Hensley’s continuous service through each such vesting date. In accordance with Nasdaq Listing Rule 5635(c)(4), the inducement award grants were approved by the Company’s Compensation Committee and were made as a material inducement to Mr. Hensley entering into employment with the Company and outside of the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended (the “2007 Plan”), but pursuant to the terms of the 2007 Plan as if the inducement awards were granted under the 2007 Plan.

In connection with his appointment, Mr. Hensley also entered into a Management Retention Agreement with the Company on the Effective Date (the “Retention Agreement”) on terms substantially similar to the Management Retention Agreements the Company has with the Company’s Executive Vice President, Chief Financial Officer and Executive Vice President, Chief Development Officer which are described in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 29, 2025. There are no arrangements or understandings between Mr. Hensley and any other persons pursuant to which he was selected as Chief Operating Officer. There are no family relationships between Mr. Hensley and any director or executive officer of the Company. There are no related party transactions between the Company and Mr. Hensley that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Press Release announcing the foregoing is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 28, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.

Date: April 28, 2025	/s/ Ira Duarte
Ira Duarte Executive Vice President, Chief Financial Officer